Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

K-V Pharmaceutical Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-44927, 333-00199, 333-48252, and 333-85516) on Form S-8 and the registration statements (Nos. 333-87402 and 333-106294) on Form S-3 of K-V Pharmaceutical Company (the Company) of our report dated March 25, 2010, with respect to the consolidated balance sheet of K-V Pharmaceutical Company and subsidiaries as of March 31, 2009, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2009, and the related financial statement schedule for each of the years in the two-year period ended March 31, 2009, which report appears in the March 31, 2010 annual report on Form 10-K of the Company.

Our report dated March 25, 2010 on the consolidated financial statements contains an explanatory paragraph that states the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

(signed)

/s/ KPMG LLP

St. Louis, Missouri

December 23, 2010